Exhibit 5.1

May 11, 1998

Board of Directors, Systems Communications, Inc., 4707 140th
Avenue, Suite 106, Clearwater, Florida 33762, Clearwater, Florida

Re:  Registration Statement on Form S-8

Gentlemen:

I am acting as counsel for Systems Communications, Inc., a Florida corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of the offering and sale of up to 1,910,158 shares (the "Shares") of the Company's common stock, par value $0.001 per share (the "Common Stock") which may be issued by the Company upon the exercise of certain stock options to be granted to consultants and to employees of the Company as an inducement and incentive for consulting services or employee services previously rendered or to be rendered to the Company pursuant to Non-statutory Incentive Stock Option Agreements between the Company and the respective consultants or employees (the "Contract"). A Registration Statement on Form S-8 covering the Shares (the "Registration Statement") is being filed under the Act with the Securities and Exchange Commission. In rendering the opinions expressed herein, I have reviewed such matters of law as I have deemed necessary and have examined copies of such agreements, instruments, documents and records as I have deemed relevant. In rendering the opinions expressed herein, I have assumed the genuineness and authenticity of all documents examined by us and of all signatures thereon, the legal capacity of all natural persons executing such documents, the conformity to original documents of all documents submitted to us as certified or conformed copies or photocopies and the completeness and accuracy of the certificates of public officials examined by us. I have made no independent factual investigation with regard to any such matters.

Based upon the foregoing and subject to the qualifications stated herein, it is my opinion that the Shares, issued or to be issued upon the exercise of any stock options duly granted pursuant to the Contract, when issued, paid for and delivered upon the exercise of such stock options, in accordance with the terms of the Contract, will be validly issued, fully paid and non-assessable. The opinions expressed herein are limited to matters involving the federal laws of the United States and to the corporate laws of the State of Florida, and I express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction. I hereby consent to the use of this opinion as an exhibit to the Registration Statement and the reference to me therein under the caption "Interests of Named Experts and Counsel." The opinions expressed herein are rendered solely for your benefit in connection with the transaction described herein. Except as otherwise provided herein, this opinion may not be used or relied upon by any person, nor may this letter or any copies thereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.


Very truly yours

/s/ Jackson L. Morris
    Jackson L. Morris